UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2005

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PHOTOWORKS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-15338	91-0964899
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)	Identification No.)

1260 16th Avenue West

Seattle, Washington 98119

(Address of principal executive office)

(206) 281-1390

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03 Material Modification of Rights of Security Holders

At the Annual Meeting of Shareholders, the shareholders approved amendments to the articles of incorporation for a 1 for 5 reverse stock split. Such reverse split became effective at the close of business on July 18, 2005.

On June 28, 2005, the Board of Directors of the Company adopted a resolution authorizing the amendment of the Company’s Shareholder Rights Plan. This amendment was executed on July 7, 2005 by PhotoWorks and the Rights Agent and the Rights Plan terminated on July 15, 2005.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

PhotoWorks filed Articles of Amendment with the Washington Secretary of State to effect a one-for-five reverse split of its common stock. The amendment was effective July 18, 2005.

Immediately before the reverse split, PhotoWorks had 101,250,000 shares of common stock authorized, of which 18,451,875 shares of common stock were outstanding. As a result of the reverse split, PhotoWorks has 101,250,000 authorized shares of common stock, of which approximately 3,690,375 shares are outstanding, pending the calculation of fractional-share payments. The Articles of Amendment did not affect the number of authorized and outstanding shares of PhotoWorks’ preferred stock. As a result of the reverse split, the conversion ratios of the Series A Preferred Stock and the Company’s two series of outstanding Subordinated Convertible Debentures were adjusted to reflect the reverse split.

Item 8.01. Other Events.

As a result of the reverse split of the Company’s common stock, the OTC Bulletin Board assigned the Company a new trading symbol. Effective July 18, 2005, the Company’s symbol is “PHTW”.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1             Articles of Amendment filed with the Secretary of State of the State of Washington on July 11, 2005.

10.2	Amendment to Rights Agreement dated July 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOWORKS, INC.

By:	/s/ Philippe Sanchez
Philippe Sanchez
President